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Exhibit 10.19

STRICTLY PRIVATE & CONFIDENTIAL

7th December 2010

Mr Adrian Steeples

Pentle House

Shenstone Hill

Berkhampstead

Hertfordshire

HP4 2PA

Dear Mr Steeples,

TERMS AND CONDITIONS OF EMPLOYMENT

The following Terms and Conditions of Employment will apply to your employment with Quaker Chemical Limited ("the Company") as at the date of issue.  They are given to you pursuant to the Employment Protection (Consolidation) Act 1978.

1.             DATE OF COMMENCEMENT

1.1                Your period of employment commences on 1st January 2011.

1.2                Normally the first 3 months of your employment would be on a probationary basis, but as you have been employed on a temporary basis since 1st April 2010 this requirement is waived.

2.             DUTIES

2.1          You will be employed in the capacity of Industry Business Manager - Metalworking and you will perform all acts, duties and obligations and comply with such orders as may be designated by the Company which are reasonably consistent with the above mentioned capacity.

2.2          You are required to comply with all the Company's rules, regulations and policies from time to time in force.

3.             HOURS OF WORK

3.1          Your basic hours of work comprise 35 hours per week excluding one hour for lunch to be taken at a mutually agreed time.  Normal working hours are Monday to Friday 9.00 am to 5.00 pm.

3.2          It will also be necessary for you to work additional hours by way of overtime either, as and when requested to do so by the Company, or when the proper performance of your work so requires.

3.3          You are not entitled to be paid additional remuneration for any such overtime worked.  Time off in lieu of overtime worked will not be permitted.

4.             PLACE OF WORK

4.1          You place of work will be your home address but you will have use of the Company's office located at Unit 6 Brunel Way, Stroudwater Business Park, Stonehouse, Glos. GL10 3SX, whenever necessary and you may be required to work at any other premises which the Company currently has or may later acquire.

5.             REMUNERATION AND EXPENSES

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5.1          Your gross annual base salary will be a figure based on the 2010 basic salary of £120,000.00 plus any Inflation increase that may be applied, effective as from 1st January 2011.

                In addition to your base salary you will be entitled to participate in the Global Annual Incentive Plan, which allocates a bonus fund, dependent on profits of the global corporation being above predetermined levels, which are announced at the beginning of each year. Your entitlement is up to a maximum amount of 40% of your basic salary, and is apportioned according to months worked in any year. Further details of this scheme will be provided to you in due course. Payments are made annually in March following auditing of the company's yearly results which runs from January - December.

                Salaries are payable monthly in arrears by Bank Giro Credit Transfer on the last working day of the month.

5.2          You will be paid a monthly lump sum of £400, in lieu of the entitlement to a company car, payable with your monthly salary and taxed accordingly.

5.3          You will also be reimbursed for any business mileages at 19p per mile and other reasonable expenses properly incurred by you while performing your duties on behalf of the Company, subject to your producing receipts in respect of such expenses, when required by the Company.

6.             HOLIDAYS

6.1          In addition to the Statutory, Bank and Public holidays normally applicable in England, you are also entitled to 28 working days paid holiday in each complete calendar year.

6.2          Holiday entitlement will accrue at a pro-rata rate for each complete month of service.  If, on the termination of your employment, you have exceeded your accrued entitlement for the relevant calendar year, this excess will be deducted from your final payment.  If you have holiday entitlement still owing, the Company will pay you a sum in lieu of accrued holiday. If you have holiday entitlement still owing, the Company may, at its sole discretion, require you to take your holiday during your notice period or pay you a sum in lieu of accrued holiday.

6.3          You must obtain the prior approval of your manager before booking holiday dates.  Not more than two weeks may be taken at any one time, save at the Company's discretion.

6.4          Holiday entitlement for one calendar year must be taken before 1 February of the following calendar year.  Failure to do so will result in forfeiture of such accrued holiday not taken.

7.             SICKNESS

7.1          In the event of your being absent from work due to sickness or injury, the Company will continue to pay your basic salary (inclusive of any Statutory Sick Pay to which you may be entitled) up to the maximum specified below.

                                Length of Service                                Sick Pay Maximum

                                Less than 1 year                                   2 weeks

                                1 year                                                     1 month

                                2 years                                                   6 weeks

                                3 years                                                   2 months

                                4 years                                                   3 months

                "Sick Pay" will be based on your basic salary less any state benefits payable to you on account of your sickness or injury, less normal deductions for tax etc.

7.2          Irrespective of Clause 7.1 above, you will receive Statutory Sick Pay (SSP) when you qualify for it.  This will normally be payable where:

7.2.1                       you have waited three "qualifying days" (i.e. any day from Monday to Friday) in that period of incapacity from work without receiving SSP, AND

7.2.2                       the day for which SSP is claimed is a "qualifying day".

7.3          Where Company sick pay (under Clause 7.1) and SSP are payable for the same day of sickness, you will receive the higher of the two sums.

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7.4          You will in cases of absence notify the Company on the first morning of the reason for any absence and its anticipated duration.  If you are away sick for more than seven consecutive days (including Saturdays and Sundays and Bank Holidays), then a medical certificate must be produced to the Company. Thereafter medical certificates should be submitted regularly to cover the full period of absence.  On each occasion a medical certificate expires and you do not anticipate you will be returning to work, you must notify the Company on the first morning following the expiry of the medical certificate.

7.5.1           You are also required to complete the Company's Absence Notification Form for all absences (regardless of duration) and submit it to the SDO Admin.

8              PENSION & LIFE INSURANCE

                The Company operates a contributory occupational pension scheme, which you would be eligible to join but you have opted to take a monthly allowance of £820 in lieu of this benefit, payable with your normal monthly salary and taxed accordingly.

9.             MEDICAL HEALTH

As you have already undergone a full medical examination, prior to your temporary employment, this requirement is waived.

 10.         PRIVATE HEALTH SCHEME

The Company also provides, at its own expense, a Private Health Scheme, which would cover only yourself, and which you would be eligible to join following your “Probationary Period”.

11.          RETIREMENT

                The normal age of retirement is 65 years.

12.          PROTECTIVE CLOTHING

                The Company issues suitable protective clothing free on loan for your use.  The clothing remains the property of the Company and may not be taken off the Company's premises without permission.  It must be returned to the Company on termination of your employment.

13.          EXCLUSIVITY OF SERVICE

13.1        You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company at all times.

13.2        You must not, without the written consent of the Company, be in any way directly or indirectly actively engaged or concerned in any other business or undertaking where this is or likely to be in conflict with the interests of the Company.

14.          GRIEVANCE PROCEDURE

                If you are unhappy about any aspect of your employment with the Company you should raise the matter in the first instance with your manager.  If you are still unhappy, you should take up the grievance with the Regional HR Manager, who will then have the final decision.

15.          DISCIPLINARY RULES AND PROCEDURE

                The Company expects and will enforce reasonable standards of conduct and performance from its employees.  Details of the Company's disciplinary rules and procedure can be obtained from SDO Admin.

16.          CONFIDENTIAL INFORMATION

16.1        You shall not, except as authorised or required by your duties hereunder, use for your own benefit or gain or reveal to any other person(s), firm, company or other organisation whatsoever, any confidential information belonging to the Company or any Associated Company or relating to the affairs or dealings of the Company or any Associated Company (including but not limited to any trade secrets, business developments, marketing plans, financing plans, general finances, pricing structures, dealings, transactions or affairs of the Company or any Associated Company) which may come to your knowledge during your employment.  You shall treat the same with complete secrecy.

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                This restriction shall continue to apply after the termination of your employment without limitation in time, but shall cease to apply to any information or knowledge which may subsequently come into the public domain, other than by way of unauthorised disclosure.

16.2        All records, documents, specifications, formulations, lists and other papers (together with any copies or extracts thereof) made or acquired by you in the course of your employment shall be the property of the Company and must be returned on the termination of your employment.  The copyright in all such records, documents and papers shall at all times belong to the Company.

17.          RESTRICTIONS ON TERMINATION OF EMPLOYMENT

17.1        The following expressions shall have the meanings set out below:

17.1.1     "The Territory" shall mean:

                (i)            England

                (ii)           Wales

                (iii)          Scotland

                (iv)          Northern Ireland

                (v)           Any other country where the Company develops, sells, supplies, manufactures, services or researches its products or services, or where the company is intending to within 3 months following the Termination Date of your contract to develop, sell, supply, manufacture, service or research its products or services and in respect of which the temporary employee has been responsible, whether alone or jointly with others, concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date of your contract.

17.1.2     "The Products" shall mean products manufactured, supplied, serviced, researched, developed, marketed or sold by the Company as at the Termination Date with which you were materially concerned or for which you were responsible or about which you held confidential information at any time during the twelve months preceding the Termination Date.

17.1.3     “The Services” shall mean services supplied, researched, developed, marketed or sold by the Company as at the Termination Date with which you were materially concerned or for which you were responsible or about which you held confidential information at any time during the twelve months preceding the Termination Date.

17.1.4     "Termination Date" shall mean the date on which your employment terminates for whatever reason.

17.2        You will not for a period of 12 months following the Termination Date (less any time during which the Company has exercised its right to require you not to perform your duties or to perform only some of your duties under clause 19.3 below) and whether on your own behalf or on behalf of any other person, firm, company, or other organisation, and whether as an employee, principal, agent, consultant or in any other capacity whatsoever:

17.2.1     be directly or indirectly employed, engaged, or in any way involved, in the Territory, in competition with the Company in the manufacture, supply, service, development, research, marketing or sale of any product which competes with or is similar to the Products or any of them or the supply, research, development or marketing of any service which competes with or is similar to the Services or any of them;  or

17.2.2     be directly or indirectly engaged in any business or employment involving or which might reasonably be expected to involve the exploitation or use of any confidential discovery, invention or improvement or any secret formula or other confidential information of which you acquired knowledge in the course of your employment; or

17.2.3     directly or indirectly solicit or assist in soliciting or accept or facilitate the acceptance of or deal with the custom or business of any person, firm, company or other organisation who in the year immediately preceding the Termination Date was:

                (i)            a customer of the Company with whom you had material dealings or for whom you were responsible on behalf of the Company;  or

                (ii)           a prospective customer of the Company with whom you had material dealings or for whom you were responsible on behalf of the Company;

17.2.4        directly or indirectly induce or solicit or entice or procure any person who is a Company Employee to leave the Company’s or any Associated Company’s employment, as applicable, or be personally involved to a material extent in accepting into employment or otherwise engaging or using the services of any person who is a Company Employee. Company Employee for

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this purpose means any person who was employed by the Company or any Associated Company for at least three months prior to and on the Termination Date and with whom you had material contact or dealings in performing your duties of employment or about whom you held confidential information: and

(i)                  who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company as applicable; or

(ii)                who was either a member of the management team of the Company or any Associated Company as applicable; or

(iii)              who was a member of the Research and Development Department of the Company or any Associated Company as applicable.

18.          COPYRIGHT, INVENTIONS AND PATENTS

18.1        You acknowledge and agree that by virtue of the nature of your duties hereunder and the responsibilities arising you have a special obligation to further the interests of the Company within the meaning of Section 39 (1) (b) of the Patents Act 1977 ("the said Act").

18.2        Any invention, development, process or other matter or work whatsoever (collectively "the inventions") made, developed or discovered by you either alone or in concert, whilst you are employed by the Company shall forthwith be disclosed to the Company and subject to Section 39 of the said Act shall belong to and be the absolute property of the Company or such Associated Company as the Company may designate.

18.3        With respect to those rights in the inventions (collectively "Employee Rights") which do not belong to the Company pursuant to Clause 17.2, you shall at the request and cost of the Company (and notwithstanding the termination of your employment) forthwith license to the Company the Employee Rights and shall deliver to the Company all documents and other materials relating to the inventions.  The Company shall pay you such compensation for the licence as the Company shall determine in its sole discretion subject to Section 40 of the said Act.

18.4        You shall at the request and cost of the company (and notwithstanding the termination of your employment) sign and execute all such documents and do all such acts as the Company may reasonably require:

18.4.1     to apply for and obtain in the sole name of the Company (unless the Company otherwise directs) patent, registered design or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

18.4.2     to resist any objection or opposition to obtaining, and any petitions or applications for revocation of any such patent, registered design or other protection; and to bring any proceedings for infringement of any such patent, registered design or other protection.

18.5        The company shall decide, in its sole discretion, whenever to apply for patent, registered design or other protection in respect of the inventions as a secret process in which event you shall observe the obligations relating to the confidential information which are contained in Clause 15 of this Agreement.

19.          DEFINITION OF "ASSOCIATED COMPANY"

                In this Agreement an "Associated Company" includes any firm, company corporation or other organisation which;

19.1        is directly or indirectly controlled by the Company;  or

19.2        directly or indirectly controls the Company;  or

19.3        is directly or indirectly controlled by a third party who also directly or indirectly controls the Company.

20.          TERMINATION OF EMPLOYMENT

20.1        Your contract of employment is terminable by yourself or by the Company on either giving three month's written notice.

20.2        The Company reserves the right to terminate your contact without any notice if it has reasonable grounds to believe you are guilty of gross misconduct or gross negligence.

20.3        During the unexpired period of your fixed term employment the Company may at its absolute discretion require you:

20.3.1        not to attend at your place of work or at any other premises of the Company or its Associated Companies; or

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20.3.2        not to undertake any or any part of your duties and/or to carry out different duties of which you are reasonably capable and which are consistent with your seniority in place of your normal duties; or

20.3.3        not to communicate with any customers, suppliers, employees or officers of the Company or its Associated Companies.

20.4        During any such period when the Company exercise its discretion as set out in clause 20.3 above “Garden Leave Period” the Company will continue to pay your salary and contractual benefits excluding any bonus entitlement relating to the Garden Leave Period and all other terms of your employment with the Company will continue including without limitation your obligations of good faith, fidelity, confidentiality, your fiduciary duties and all of your express and implied obligations. Any holiday entitlement which has accrued at the start of the Garden Leave Period and any holiday entitlement which accrues during the Garden Leave period will be deemed to be taken during the Garden Leave Period.

20.5        The Company may at its discretion appoint another employee of officer to carry out some or all of your duties during any Garden Leave period.

21.          SUBSTITUTION FOR ANY PREVIOUS AGREEMENT

                This Agreement cancels and is in substitution for all previous letter of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent.

22.          PRIOR OR CURRENT THIRD PARTY AGREEMENTS

                You represent and warrant that the execution of this agreement your employment hereunder and your performance of the work under this Agreement do not violate or are not prevented or constrained in any way by any prior or current agreement or contract that you may have with any third party whatsoever.

Yours sincerely

/s/ Mike Flower

Mike Flower

Finance & Site Manager

Company Secretary

QUAKER CHEMICAL LTD

I agree with the Terms and Conditions of my Employment as set out above or incorporated in the Company's written policies from time to time in force.

Signed    :                 /s/ A. Steeples

                                     Adrian Steeples

Date       :                 9/12/2010